Exhibit 10.27

January 28, 2003

Thomas E. England, Ph.D.

133 Fleet Street

Marina Del Rey, CA 90292

Dear Tom:

This letter agreement confirms our discussions regarding your continued employment with Specialty Laboratories, Inc. (the “Company” or “Specialty”), and fully sets forth the terms of your continued employment with Specialty.

For the period of December 31, 2002 through no later than April 30, 2003, your employment with the Company will continue as Vice-President, Laboratory Operations, with the same salary, benefits, stock option vesting, and other terms of your employment existing as of December 30, 2002, unless you are notified prior to April 30, 2003 that the Company has elected to transition your position, as described more fully below.

Because the Company is currently searching for a successor for your current position, once the Company has identified such a successor, you have agreed to step aside and transition to another role at the Company.  Accordingly, if prior to April 30, 2003 the Company notifies you that it desires to transition your current position, you agree that the following terms and conditions will govern your employment from that time onward:

Position:	Director, Research & Development; General Manager, Clinical Trials

Reports To:	Douglas Harrington, M.D.

Location:	2211 Michigan Avenue, Santa Monica, California 90404

Base Salary:	$160,000 annually (or $6,153.85 bi-weekly), plus a car allowance of $4,800 annually (or $184.61 bi-weekly).

Incentive Compensation:

You will continue to be eligible to participate in the Company’s Management Incentive Compensation Program for 2003 and successive years of employment.  Earned bonuses are paid within 90 days of the close of the fiscal year.  You will eligible for a discretionary bonus of 25% of your base salary based on both Company and individual performance.  This amount will apply for the entire year in 2003, and you will not be eligible for a prorated amount of any prior bonus offered to you previously.

Stock Options:	Your previously granted stock options will continue vesting during your employment under the schedule and terms identified in the individual grants.

Medical/Dental/Vision Plans:

You and your dependents will continue to be eligible for Company-sponsored medical, dental and vision plans during your employment.

Section 125 Plan:	The Company provides a Section 125 Plan, which includes pre-tax flexible spending accounts for medical and/or dependent care reimbursements.

Vacation:	You will be entitled to accrue vacation at the rate of six (6) weeks per year. This may be carried over from year to year.

401(k):	You will continue to be eligible for the Company 401(k). The Company makes a matching contribution of 50% of the first 6% of your pay contributed to the Plan, within IRS limits.

Life Insurance:	The Company provides life insurance equal to one times your annual base salary to a maximum of $300,000.

Long-Term Disability:	You will continue to be covered under the Company’s Long Term Disability Plan.

While it is contemplated that your role in the position of Director, Research & Development and General Manager, Clinical Trials will continue for a 20-month period, there can be no guarantee that your services will be needed for that full period.  Your employment at Specialty, including in your role as Vice-President, Laboratory Operations prior to any position transition, as well as Director, Research & Development and General Manager, Clinical Trials, is specifically recognized as an “at will” relationship and may be terminated by either party at any time for any reason.  In addition, employment is contingent upon providing evidence as necessary of your legal right to work in the United States.

In the event that you are involuntarily terminated without cause at any time after execution of this agreement, or if you voluntarily resign at any time after January 31, 2005 (i.e., following the 20-month period described above), you will be eligible for severance pay in an amount equal to six (6) months of your base salary (paid bi-weekly), contingent on your signing a Separation Agreement and Release of All Claims (the general form of which is attached hereto as Exhibit A).

Also attached at Exhibit B hereto is a “Mutual Agreement to Arbitrate Claims.”  Please review, sign one copy, and return to the Human Resources department along with your acceptance of this agreement.

The business needs of Specialty require all of its employees to be highly flexible in their ability to perform multiple tasks, and to accept changes in scheduling and duties to reflect the needs of the Company.  The Company also retains the right to modify or terminate any of its benefit programs at any time.

Your employment with Specialty is a full-time job, requiring your full loyalty to the Company.  Employment or other professional relationship with any competing entity, for yourself in competition with Specialty is not permitted, and you should request permission of the Chief Executive Officer before accepting any outside employment or board membership of any kind.

I am very pleased to extend this offer to you, and I am confident that your changing roles with Specialty to be rewarding.  As a valued member of our team, I am sure that you will continue to find our scientific environment challenging, as well as an opportunity for intellectual growth.

This agreement constitutes the entire understanding between you and Specialty with respect to your employment.  With the exception of the Agreement with Respect to Confidential Information, Inventions and Works of Authorship (entered into between you and Specialty on March 31, 1997) and the Mutual Agreement to Arbitrate Claims (attached hereto as Exhibit B), this agreement hereby supercedes all prior agreements between you and Specialty related to your employment.

Please indicate your acceptance of this offer by signing below and returning this letter to me.

Sincerely,

/S/ DOUGLAS S. HARRINGTON

Douglas S. Harrington, M.D.

CEO

I accept your offer of employment in accordance with the terms and conditions above:

/S/ THOMAS E. ENGLAND	2-20-03
Thomas E. England, Ph.D.	Date

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is voluntarily entered into by «NAME» (“Employee”) and Specialty Laboratories, Inc. (“Specialty” or “Company”) to settle fully and finally all obligations and/or differences between them, disputed and/or undisputed, arising out of, relating to or resulting from Employee’s employment with Specialty and separation from employment.  Employee and Specialty agree:

1.                                                       Employee’s employment with Specialty will terminate effective «TERMDATE».  On that date Employee’s employment with Specialty will automatically and immediately cease for all purposes except as provided below.  Also on that date, the Company will provide the Employee with a final paycheck which will include payment for hours worked up through and including «TERMDATE», plus all earned and untaken vacation.

2.                                                       As full and final settlement of all claims, demands, damages, liabilities and/or causes of action of any kind whatsoever, known or unknown (“Claims”) that employee has or may have against Specialty, its officers, directors, shareholders, owners, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, agents, employees and representatives (“Specialty, et al”), and in reliance upon Employee’s termination of employment, release, covenants and promises contained herein, Specialty agrees to provide Employee with the following upon cessation of Employee’s employment:

Continuance of Employee’s base salary at the time of termination, to be paid bi-weekly beginning the first regular pay day following termination.  Such payments shall be paid for 13 pay periods using the Company’s regular pay date schedule.  Such payments will be subject to normal income tax and other withholding.  Such payments will not be made if this Agreement is revoked by Employee in accordance with the terms hereof.  Such payments will also not be made, and Employee will forfeit any entitlement to such Payments, if Employee breaches this Agreement in any respect or if Employee is found to have engaged in any act of financial dishonesty, or misconduct which has a materially adverse effect upon the Company’s business or reputation.  In the event of such a breach, dishonesty or misconduct, Employee shall retain the sum of $500, which the parties agree shall constitute adequate consideration for the remainder of this Agreement.  No bonuses or other payments will be paid to Employee.

Employee’s participation in any medical, dental and/or vision plans will terminate on __________.  Following ____________, Employee may elect to continue coverage under COBRA.  Any continuation of coverage under COBRA beyond _________will be at Employee’s expense.  Employee must comply with the terms and conditions of COBRA to maintain eligibility.

Employee’s coverage in the Company’s Life Insurance and Long Term Disability plans will end on ______________.

Employee acknowledges that the amounts to be paid to him/her pursuant to this Agreement are more than Specialty is required to pay under its normal policies and procedures.

3.                                                       In consideration of the above, Employee and Specialty waive, release and forever discharge each other, et al, from all Claims that Employee or Specialty has or may have against each other, et al, arising out of, relating to, or resulting from any events occurring before the execution of this Agreement, including but not limited to any Claims arising out of, relating to or resulting from Employee’s employment with Specialty, the cessation of that employment, any Claims for violation of Specialty’s policies or procedures, wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, negligent and/or intentional infliction of emotional distress and/or stress, negligence, injury to the psyche and/or internal organs, negligent and/or intentional misrepresentation, fraud and/or deceit, defamation and/or invasion of privacy, any claims for physical, mental and/or psychological injuries, attorneys’ fees, costs, any Claims under the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Employee Retirement Income Security Act of 1974 and/or any Claims under any other federal, state of local law, constitution, regulation or ordinance.  Employee and Specialty further agree not to bring, continue or maintain any legal proceedings of any nature whatsoever against each other, et al, before any court, administrative agency, arbitrator or any other tribunal or forum by reason of any such Claims.

                Specifically included in this release are all Claims of age discrimination, whether under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., the California Fair Employment and Housing Act, California Government Code Section 12941 et seq. or any other law.

4.                                                       This Agreement is intended to be effective as a bar to all Claims as stated in paragraph 3.  Accordingly, Employee and Specialty hereby expressly waive all rights and benefits conferred by Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

                Employee and Specialty acknowledge that they may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected this Agreement, may have materially affected this settlement.  Nevertheless, Employee and Specialty hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Employee and Specialty acknowledge that they understand the significance and consequence of such release and such specific waiver of Section 1542.

5.                                                       Employee acknowledges and agrees he has signed, or concurrent with this Agreement is signing, the “Agreement with Respect to Confidential Information, Inventions and Works of Authorship” (“Confidentiality Agreement”), which is fully incorporated herein by this reference.  Employee warrants and represents he has not breached any of his obligations under the Confidentiality Agreement and agrees to abide by all promises, terms, obligations and covenants agreed to, made and/or assumed by employee under the Confidentiality Agreement.

6.                                                       Employee acknowledges and agrees he will make only truthful remarks and statements about and will not disparage Specialty and/or Specialty’s business operations, products, services, practices, procedures, policies, officers, directors, shareholders, agents, employee and representatives.  The Company acknowledges and agrees that no member of Company senior management will make disparaging or untrue remarks about Employee.

7.                                                       Employee agrees that upon termination of employment with the Company, Employee will promptly transfer to the Company, all drawings, manuals, guides, records, notebooks, papers, writings, computer software or programs in any form and other documents and materials, including all copies thereof, which are in Employee’s possession or under Employee’s control, whether or not such items were prepared by Employee, which would not be in the possession of the Employee except for the employment of the Employee by the Company.

8.                                                       Employee agrees not to disclose this Agreement or any of its terms to anyone except his attorney, or tax advisor, if any.

9.                                                       Specialty expressly denies any violation of any of its policies, procedures, state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Employee and Specialty relating to any alleged violation of Specialty’s policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Specialty of any violation of its policies, procedures, state or federal laws or regulations.

10.                                                 The consideration described in paragraph 2 above constitutes the sole and exclusive consideration provided Employee under this Agreement.  Employee acknowledges and agrees he has received all wages, bonuses, commissions, compensation remuneration, and all other moneys due him arising out of, relating to or resulting from his employment with Specialty, including but not limited to all moneys due him under any and all benefit plans established and/or maintained by Specialty.

11.                                                 Employee and Specialty each represent and warrant they have not transferred or assigned to any person or entity any rights or Claims released herein.

12.                                                 This Agreement is binding upon and inures to the benefits of Employee’s spouse, family, heirs, successors, assigns, executors, administrators and personal representatives and is binding upon the inures to the benefit of the successors and assigns of Specialty.

13.                                                 Except as explicitly provided herein, neither party will be liable to the other party for any costs or attorneys’ fees, including any provided by statutes.

14.                                                 Employee fully understands, acknowledges and agrees among the various rights and Claims he is waiving, releasing and forever discharging by the execution of this Agreement are all rights and Claims arising under the Federal Age Discrimination in

Employment Act of 1967, 29 U.S.C. Section 621, et. seq.  Employee further understands, acknowledges and agrees that:

a)             In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement.

b)            Employee was given a copy of this Agreement on                                , 2003 and informed that Employee has been given twenty-one (21) days within which to consider this Agreement;

c)             Employee has carefully read and fully understands all of the provisions of this Agreement;

d)            Employee is, by the execution of this Agreement, waiving, releasing and forever discharging Specialty, et al, from all Claims that he has or may have against Specialty, et al, individually and/or collectively, including but not limited to all Claims of age discrimination;

e)             Employee was previously advised, and is hereby further advised, in writing to consult with an attorney before executing this Agreement; and

f)               Employee was informed that Employee has a period of seven (7) days following the execution of this Agreement by both parties to revoke this Agreement by providing written notice of such revocation to Specialty’s Human Resources Department and was previously advised, and is hereby further advised, in writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without him having exercised his right of revocation.

15.                                                 This is the entire agreement between the parties and supersedes all previous negotiations, agreements and understandings, with the exception of the Confidentiality Agreement referenced in Section 5 herein.  Any oral representations regarding this Agreement shall have no force or effect.  No modifications of this Agreement can be made except in writing signed by Employee and an authorized representative of Specialty.  If any action or other legal proceeding is brought by either party for damages, specific performance or other injunctive relief by reason of any asserted violation of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney fees.

16.                                                 Employee acknowledges and agrees that he has been advised this Agreement is a final and binding legal document, that he has had reasonable and sufficient time and opportunity to consult with an attorney of his own choosing before signing this Agreement and that in signing this Agreement, he has acted voluntarily of his own free will and has not relied upon any representation made by Specialty or any of its agents, employees or representatives regarding this Agreement’s subject matter or its effect.

17.                                                 Employee agrees to return all Company property, including but not limited to all computer equipment, credit cards, telephone equipment, and dictation equipment.

Employee also agrees to provide a final reconciliation of all cash advances, travel advances, along with incurred authorized expenses as substantiated by appropriate receipts.  Employee agrees that failure to return all Company property and/or provide proper documentation to account for any outstanding travel or cash advances within seven (7) days of Employee’s execution of this Agreement shall make this Agreement null and void.

18.                                                 For a period of one (1) year after the execution of this Agreement by both parties, Employee shall not:  (a) directly or indirectly, on his own behalf or on behalf of any other person or business, solicit for employment any person employed by Specialty or its affiliates; or (b) will not use any confidential information obtained from or while at or Specialty to directly or indirectly, on his own behalf or on behalf of any other person or business, induce, attempt to induce or knowingly encourage any Customer (as defined below) not to do business with Specialty or to divert any business or income from Specialty or any of its affiliates or to stop or alter the manner in which the Customer is then doing business with Specialty or any of its affiliates.  “Customer” shall mean any individual or business that was or is a customer or client of, or whose business was actively solicited by, Specialty or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by Employee’s efforts.

19.                                                 Employee agrees that he will make himself available at mutually agreeable times as requested by Specialty to use his best efforts to cooperate with Specialty in any litigation or government investigations or proceedings now pending or which may later arise in which Specialty requires or desires his cooperation as a witness or otherwise.  Specialty will reimburse Employee for reasonable travel and other out-of-pocket expenses incurred as a result of providing such cooperation.  It is understood that Employee’s availability will be for reasonable periods of time during normal business and employment activities elsewhere and that his availability for assistance in such litigation activities on behalf of Specialty will not unreasonably interfere with his efforts to pursue such other business and employment activities.

20.                                                 Any dispute or controversy between Employee, on the one hand, and Specialty, on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of related to, or connected with Employee’s employment with Specialty or the termination of Employee’s employment with Specialty, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code §§ 1282 – 1284.2.  In the event of such arbitration, unless otherwise required by law, each party shall pay its own attorneys’ fees and costs and Specialty shall pay the arbitrator’s fees, and any and all other administrative costs of the arbitration.  Notwithstanding any provision in this Section 20, neither party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach or threatened breach of the Confidentiality Agreement or any other confidentiality obligations owed to the other party.  The provisions of this Section 20 supercede and replace in their entirety any prior arbitration agreement(s) that may exist between Employee and Specialty.

21.                                 If any provision of this Agreement or the application thereof is held invalid the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

I HAVE COMPLETELY AND CAREFULLY READ THE FOREGOING, INCLUDING THE WAIVER AND RELEASE OF CLAIMS SET FORTH IN PARAGRAPHS 2, 3, 4, 10, 13, AND 14 ABOVE AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ITS TERMS.

THIS AGREEMENT CONTAINS A WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

Dated:
«NAME»

SPECIALTY LABORATORIES, INC.

Dated:	By:

EXHIBIT B

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

Recitals

Specialty Laboratories, Inc. (the “Company”), and the undersigned,      Thomas England      (“Employee”), are entering into an employment relationship with the expectation that it will be mutually beneficial and satisfying to all concerned.

However, the parties recognize that differences and disagreements from time to time do arise, either during or following employment, and that those differences may or may not be related to the employment.  The parties are committed to alternative dispute resolution as a method to achieve expeditious, economical, and impartial, just resolution of disputes, and to avoid costly litigation.

Accordingly, the parties enter into this mutual agreement to arbitrate claims as part of the employment relationship.

Covenants

Claims Covered by the Agreement

The Company and Employee mutually consent to the resolution by arbitration of all claims or controversies (“claims”), whether or not arising out of the employment relationship (or its termination), that the Company may have against Employee or that Employee may have against the Company or against its owners, employees, or agents in their capacity as such or otherwise.  The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited, to race, sex, sexual orientation, religion, national origin, ancestry, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or retirement plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance, except claims excluded below.

Except as otherwise provided in this Agreement, both the Company and Employee agree that neither of them shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

Any reference in this Agreement to the Company will be a reference also to all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

Waiver of Rights

Employee acknowledges that by signing this Agreement, s/he is waiving his/her right (1) to file a lawsuit in state or federal court to adjudicate claims covered by this Agreement, (2) to have any claims covered by this Agreement tried by a judge or jury, (3) to conduct full discovery otherwise allowable in a civil action, and (4) to appellate review of any decision rendered by the Arbitrator.

Employee understands that any claims covered by this Agreement will be heard and resolved by the Arbitrator selected in accordance with this Agreement.

Claims Not Covered by the Agreement

Claims Employee may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

Claims by the Company for injunctive and/or other equitable relief, including but not limited to claims for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, are also not covered by this Agreement.  Employee acknowledges and agrees that, as to such claims, the Company may seek and obtain relief from a court of competent jurisdiction.

Required Notice of All Claims and Statute of Limitations

The Company and Employee agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge, or in the exercise of reasonable diligence, should have had knowledge, of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

Written notice to the Company, or its owners, employees, or agents, shall be sent to the Office of the Chairman at Specialty Laboratories, Inc. at 2211 Michigan Avenue, Santa Monica, California 90404-3900 or at such other address as then shall be the principal office of the Company.  Employee will be given written notice at the last address recorded in the Employee’s personnel file maintained by the Company.

The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.  The notice shall be sent to the other party by certified or registered mail, return receipt requested.

Representation

Any party may be represented by an attorney or other representative selected by the party.

Discovery

Each party shall have the right to take the deposition of one individual and any expert witness designated by another party.  Each party also shall have the right to make requests for production of documents to any party.  The subpoena right specified below shall be applicable to discovery pursuant to this paragraph.  Additional discovery may be had only where the Arbitrator selected pursuant to this Agreement so orders, upon a showing of substantial need.

Designation of Witnesses and Documents

At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

Subpoenas

Each party shall have the right to subpoena witnesses and documents for the arbitration.

Arbitration Procedures

The Company and Employee agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Employment Arbitration Rules of the Judicial Arbitration and Mediation Services, Inc. (“J.A.M.S.”) before an arbitrator who is licensed to practice law in the State of California or is a retired judge (“the Arbitrator”).  The arbitration shall take place in or near the city in which the Employee is or was last employed by the Company.

The Arbitrator shall be selected as follows:  J.A.M.S. shall give the parties a list of eleven (11) Arbitrators.  Each party may strike all names on the list it deems unacceptable.

If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator.  If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of all parties, J.A.M.S. shall furnish an additional list or lists until an Arbitrator is selected.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim(s) asserted.  The California Rules of Evidence shall apply.  The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.  The arbitration shall be final and binding upon the parties.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary.  The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief.  The time for filing such a brief shall be set by the Arbitrator.

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.

Arbitration Fees and Costs

The Company and Employee shall equally share the fees and costs of the Arbitrator.  Each party will deposit funds or post other appropriate security for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of hearing.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party costs and/or attorneys’ fees, or if there is a written agreement providing for an award of costs and/or attorneys’ fees other than this Agreement, the Arbitrator may award costs and reasonable attorneys’ fees to the prevailing party.

Enforcement and Judicial Review

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award.  A party opposing enforcement of an award may not do so in an enforcement proceeding, but must bring a separate action in any court of competent jurisdiction to set aside the award, where the standard of review will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.

Interstate Commerce

Employee acknowledges and agrees that the Company is engaged in transactions involving interstate commerce and that the employment relationship involves such commerce.

Affiliates

This Agreement shall also apply to any employment of Employee by any parent, subsidiary, or affiliate of Specialty Laboratories, Inc.

Requirements for Modification or Revocation

This Agreement to arbitrate shall survive the termination of Employee’s employment.  It can only be revoked or modified by a writing signed by the parties, which specifically states an intent to revoke or modify this Agreement.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any retirement or benefit plan.  This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject.  All understandings and agreements between the Company and Employee that relate to the subjects covered in this Agreement are contained in it.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California.  If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part. Such adjudication shall not affect the validity of the remainder of the Agreement.

Consideration

The promises by the Company and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.  In addition, the Company’s hiring of Employee provides further consideration for this Agreement.

Not an Employment Agreement

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied, nor does this Agreement in any way alter the “at-will” status of Employee’s employment.

Voluntary Agreement

Employee acknowledges that s/he has had adequate time to review and understand this Agreement, that s/he has carefully read this Agreement, that s/he understands its terms, and that s/he is entering into this Agreement voluntarily and not in reliance on any promises or representations by the Company other that those contained in this Agreement itself.

Employee further acknowledges that s/he has been given the opportunity to discuss this Agreement with legal counsel of Employee’s choice.

/S/ THOMAS E. ENGLAND
Signature of Employee

Thomas England
Print Name of Employee

February 20, 2003
Date

SPECIALTY LABORATORIES, INC.

/S/ NICHOLAS R. SIMMONS
Signature of Authorized Company Representative

General Counsel
Title of Representative

2/20/03
Date